                                                                  Exhibit 10.10

                          CONSULTING SERVICES AGREEMENT




                                                             November 16, 1995


TRIANGLE PHARMACEUTICALS, INC.
1829 E. Franklin Street
Building 1000, Suite 1005
Chapel Hill, NC 27514

          The following confirms the agreement between Dennis Carson, M.D. (the "Consultant") and Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with respect to consulting services to the Company:

          1. PROPRIETARY INFORMATION. Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company (including, without limitation, "Results" as defined below), which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about trade secrets, computer programs, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person; PROVIDED, that "Proprietary Information" does not include any information that Consultant demonstrates (i) is or becomes generally known to the public through no action or inaction by Consultant, or (ii) was disclosed to Consultant without restriction by a third party not in violation of any other party's proprietary rights, or (iii) was in the Consultant's possession without restriction prior to disclosure, or (iv) was independently developed by Consultant and has not been licensed to the Company. Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and the Company with regard to Proprietary Information.

          2. COMPANY MATERIALS. Consultant understands that the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Consultant or by others. "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer


* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterick (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

          3. CONSULTING SERVICES. In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

               a. This Agreement will terminate on November 16, 1999, unless terminated earlier pursuant to Paragraph 4 of this Agreement.

               b. Consultant agrees to render consulting services ("Consulting Services") in the anti-cancer and anti-viral fields (collectively, the "Field") to the Company for the term of this Agreement. Consultant's duties shall include, but are not limited to, those duties set forth in EXHIBIT A hereto and such other duties as the Company may from time to time prescribe. Consultant also agrees to submit to the Company, in written form or other tangible form, any deliverables or results of Consultant's work under this Agreement ("Results," including, without limitation, all Inventions referred to in 3.g. below) and all documentation of work performed under this Agreement upon request and in a timely manner. Consultant shall report directly to the Chief Scientific Officer of the Company and shall provide his services in accordance with the instructions of the Chief Scientific Officer, and with such reasonable instructions given to him by any other officer of the Company.

               c. Consultant further agrees to render services (together with the Consulting Services, the "Services") to the Company as a member of the Company's Scientific Advisory Board for the term of this Agreement, and in such capacity shall advise the Company in fields of technical interest to the Company. As a member of the Company's Scientific Advisory Board, Consultant's time commitment will include up to 6 formal all-day meetings per year, at the Company's request, unless Consultant agrees to extend the length or number of such meetings. These meetings will be scheduled at the party's mutual convenience, which may include weekends.


               d. As partial consideration for Consultant's Services under this Agreement, Consultant has been permitted to purchase securities of the Company pursuant to that certain Series A Preferred Stock Purchase Agreement and that certain Restricted Stock Purchase Agreement dated October 31, 1995. Within thirty (30) days after the date of this Agreement, the Company shall pay Consultant Two Thousand Dollars ($2,000).  In addition, during the term of this Agreement, Consultant shall be compensated at the rate of Twenty-Five Thousand Dollars ($25,000) per year, payable quarterly in arrears subject to deferral as described below. The Company shall not be required to pay any such amounts unless and until it has raised from and after the date of this Agreement equity financing of at least Ten Million Dollars ($10,000,000) (in addition to equity financing raised by the Company prior to the date of this Agreement). Within five (5) business days after the date that the Company has raised an additional Ten Million Dollars ($10,000,000) in equity financing (the date when such funding has been raised shall be the "Funding Date"), the Company shall pay to consultant the sum of Six Thousand Two
Hundred Fifty Dollars ($6,250) for each complete quarter period that has elapsed since the date of this Agreement. The Company shall also reimburse Consultant for reasonable long distance travel (transportation, lodging and meals) and telephone expenses Consultant is required to incur in
providing the Services.   All long-distance travel and lodging will be coach
class or equivalent and must be authorized in writing by the Company in advance. The foregoing compensation is Consultant's sole compensation for rendering Services to the Company. Consultant shall provide an itemized statement and receipts for expenses. The Company agrees to reimburse Consultant for approved expenses within 45 days of receipt of Consultant's itemized statement and accompanying receipts. The foregoing shall constitute Consultant's sole compensation for rendering Services to the Company.

               e. All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. Consultant hereby assigns to the Company any Rights Consultant may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company. Consultant acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to obtain injunctive relief.

               f. All Company Materials shall be the sole property of the Company. Consultant agrees that during the term of this Agreement, Consultant will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as required to do in connection with performance of the Services under this Agreement. Consultant further agrees that, immediately upon the Company's request and in any event upon completion of the Services, Consultant shall deliver to the Company all Company Materials, any document or media which contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Consultant's copy of this Agreement. At all times before or after completion of the Services, the Company shall have the right to examine the Results and any materials relating thereto to ensure Consultant's compliance with the provisions of this Agreement.

               g. Prior to entering into this Agreement with the Company, Consultant was employed, and continues to be employed, by University of California, San Diego (the "Institute"). The Company recognizes that in connection with Consultant's employment by the Institute, Consultant's primary responsibility is to the Institute. In connection with such employment, Consultant has entered into an Institute Patent Policy, in the form attached hereto as EXHIBIT B (the "Patent Policy"). The Company hereby acknowledges the existence of the Patent Policy and agrees to take no actions that would result in Consultant violating the Patent Policy. To the extent Consultant is not prevented from doing so by virtue of the Patent Policy, Consultant will promptly disclose in writing to the Chief Scientific Officer of the Company, or to any persons designated by the Company, all "Inventions" (which term includes improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable) in the Field made or conceived or reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in Section 3(h) below) and do not extend the assignment made in Section 3(h) below. Consultant will not disclose Inventions covered by Section 3(h) to any person outside the Company unless requested to do so by management personnel of the Company.

               h. Consultant agrees that all Inventions which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in the course of performing the Services or (to the extent permitted by the Patent Policy and the Approved Agreements, as defined below) which relate to any Proprietary Information, shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Rights to any such Inventions. The Company shall be the sole owner of all Rights in connection therewith. No assignments in this Agreement shall extend to inventions, the assignment of which Consultant proves would be prohibited by North Carolina Commerce and Business Code section 66-57.1 or California Labor Code Section 2870 (copies of which is attached as EXHIBIT C), were Consultant an employee of the Company. In the case of Inventions which Consultant is prohibited by the terms of the Patent Policy from assigning to the Company, Consultant shall use his best efforts to facilitate the license of such Inventions from Consultant and the Institute to the Company for no additional consideration to Consultant. "Approved Agreements" shall consist of: (1) the Consulting Agreement dated July 30, 1990, between Consultant and CIBA-GEIGY Corporation as in effect on the date of this Agreement, and (2) so long as Consultant complies with the right of first refusal set forth immediately below in this Section 3.h, any future agreements entered into by Consultant and a third party, pursuant to which the third party provides funding to the research laboratory of Consultant in an academic institution where Consultant is employed, and pursuant to which the third party receives rights to patents or patent rights resulting from such research. The Company shall have a right of first refusal to fund research in the anti-viral and/or anti-cancer fields (and obtain any resulting assignment or license of inventions or proprietary rights) in the laboratory of Consultant. Prior to entering into any agreement (or permitting any academic or other institution at which Consultant may be conducting research to enter into any agreement) with a third party to fund research or grant rights to resulting inventions or proprietary rights, Consultant shall notify the Company in writing of the terms of any such proposed agreements and shall include in such notice copies of any proposed agreements. Such notice shall be deemed an offer to the Company to enter into such agreements. The Company shall have thirty (30) days to accept the offer contained in such notice. Upon acceptance by the Company, such agreement(s) shall be binding between the Company and Consultant. If the Company does not accept such offer within such thirty (30) day period, Consultant shall be entitled, for a period of ninety (90) days after the expiration of the thirty (30) day period, to enter into such agreements with such third party on the terms presented and offered to the Company. If Consultant does not enter into such agreements with such third party on the terms presented and offered to the Company within such ninety (90) day period, then Consultant must again comply with the terms of this Section 3.h before entering into such agreements. This right of first refusal shall terminate as to Consultant if and when this Consulting Agreement is terminated; provided that such termination shall not affect any agreements the Company and Consultant may have entered into pursuant to this Section 3.h prior to such termination or the obligations of Consultant under this Section 3.h prior to such termination.

               i. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant's assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant's agents and attorneys-in-fact to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

               j. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as requested by the Company.

               k. Consultant has attached hereto as EXHIBIT D a complete list of all existing Inventions to which Consultant claims ownership as of the date of this Agreement and that Consultant desires to specifically clarify are not subject to this Agreement, and Consultant acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Consultant represents that Consultant has no such Inventions at the time of signing this Agreement.

               l. During the term of this Agreement and for one (1) year thereafter, Consultant will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

               m. Except for services Consultant may continue to render to the Institute (as defined in Section 3(p) below) and/or CIBA-GEIGY Corporation, Consultant agrees that during the term of this Agreement Consultant will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Consultant will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

               n. Consultant represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not entered into, and Consultant agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Consultant's performances of the Services under this Agreement.

               o. In the case of technology and/or Rights which Consultant is prohibited by the terms of the Patent Policy from assigning to the Company, Consultant shall use his best efforts to facilitate the license of such technology and/or Rights from Consultant and the Institute to the Company for no additional consideration to Consultant. This Section 3(o) shall survive any termination of this Agreement (including any modifications, improvements and derivatives thereof).

          4. TERMINATION. Consultant agrees that this Agreement may be terminated by the Company at any time, for any reason, with or without cause, by giving ninety (90) days prior written notice to Consultant, such termination to be effective upon the ninety-first (91st) day after the date of such notice.

          5. CONSULTANT'S STATUS. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

          6. NO AUTHORITY FOR THE COMPANY. Consultant has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company.

          7. STANDARD OF PERFORMANCE. Consultant's performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services. If Consultant's work requires a license, Consultant has obtained that license and the license is in full force and effect.

          8. INDEMNIFICATION. Consultant will indemnify and hold Company harmless, and will defend Company against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of Consultant, or breach of any term or condition of this Agreement.

          9. SURVIVAL OF CERTAIN OBLIGATIONS. Consultant agrees that all obligations under paragraphs 3(e) through 3(j) and paragraphs 3(l), (n), and
(o), 5 and 8 of this Agreement shall continue in effect after termination of this Agreement, and that the Company is entitled to communicate Consultant's obligations under this Agreement to any future client or potential client of Consultant.

          10. GOVERNING LAW; SEVERABILITY. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of North Carolina without regard to the conflict of laws provisions thereof. Consultant further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable North Carolina law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

          11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

          12. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties regarding its subject matter and can only be modified by a subsequent written agreement executed by the President or Chief Executive Officer of the Company.

          13. NOTICE. All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

               a.   TO COMPANY:

                    TRIANGLE PHARMACEUTICALS, INC.
                    1829 E. Franklin Street
                    Building 1000, Suite 1005
                    Chapel Hill, NC 27514

               b.   TO CONSULTANT:

                    Dennis Carson, M.D.
                    Department of Medicine
                    131 Clinical Sciences Building
                    La Jolla, CA 92093-0663

          14. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

          CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION.
NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY CONSULTANT.



Dated:  November 16, 1995              /s/ Dennis Carson
                                       -----------------------------
                                              (Signature)


                                       -----------------------------
                                              (Print Name)

Accepted and Agreed to:

TRIANGLE PHARMACEUTICALS, INC.,
a Delaware corporation



By: /s/ David W. Barry
   --------------------------------

Its: Chairman and CEO
    -------------------------------

                                    EXHIBIT A

                              DUTIES OF CONSULTANT


1. Evaluation of specific Company opportunities, including those relating to technologies and compounds.

2. Report to Company on presentations of interest within the Field at meetings/symposia attended.

3.   Identify potential opportunities from all other sources.

4.   Review/critique reports and technical data packages.

5.   Assist in preparation of presentations to third parties.

                                    EXHIBIT B

                             INSTITUTE PATENT POLICY

                                    EXHIBIT B

                      UNIVERSITY OF CALIFORNIA PATENT POLICY





                                   I. PREAMBLE

     It is the intent of the President of the University of California, in administering intellectual property rights for the public benefit, to encourage and assist members of the faculty, staff, and others associated with the University in the use of the patent system with respect to their discoveries and inventions in a manner that is equitable to all parties involved.
      The University recognizes the need for and desirability of encouraging the broad utilization of the results of University research, not only by scholars but also in practical application for the general public benefit, and acknowledges the importance of the patent system in bringing innovative research findings to practical application.
      Within the University, innovative research findings often give rise to patentable inventions as fortuitous by-products, even though the research was conducted for the primary purpose of gaining new knowledge.
      To encourage the practical application of University research for the broad public benefit, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, equitable distribution of royalties, if any, to assist in obtaining funds for research, to provide for the use of invention-related income for the further support of research and education, and to provide a uniform procedure in patent matters when the University has a right or equity, the following University of California Patent Policy is adopted.

                              II. STATEMENT OF POLICY

A. An agreement to assign inventions and patents to the University, except those resulting from permissible consulting activities without use of University facilities, shall be mandatory for all employees, for persons not employed by the University but who use University research facilities, and for those who receive gift grant, or contract funds through the University. Exemptions from such agreements to assign may be authorized in those circumstances when the mission of the University is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other University policies.

B. Those individuals who have so agreed to assign inventions and patents shall promptly report and fully disclose the conception and/or reduction to practice of potentially patentable inventions to the Director of the Patent, Trademark, and Copyright Office. They shall execute such declarations, assignments, or other documents as may be necessary in the course of invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such inventions shall be held by the University or by such other parties designated by the University as may be appropriate under the circumstances. Such circumstances would include, but not be limited to, these situations when there are overriding patent obligations of the University arising from gifts, grants, contracts, or other agreements with outside organizations.
       In the absence of overriding obligations to outside sponsors of research, the University may release patent rights to the inventor in these circumstances when:
   (1) the University elects not to file a patent application and the inventor is prepared to do so, or
   (2) the equity of the situation clearly indicates such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving University support or facilities, and provided further that a shop right is granted to the University.
C. Subject to restrictions arising from overriding obligations of the University pursuant to gifts, grants, contracts, or other agreements with outside organizations, the University agrees, for and in consideration of said assignment of patent rights, to pay annually to the named inventor(s), or to the inventor(s)' heirs, successors, or assigns, 50% of the first $100,000 of cumulative net royalties and fees per invention received by the University, 35% of the next $400,000 of cumulative net royalties and fees per invention received by the University, and 20% of all additional cumulative net royalties and fees per invention received by the University. Net royalties are defined as gross royalties and fees, less 15% thereof for administrative costs, and less the costs of patenting, protecting, and preserving patent rights, maintaining patents, the licensing of patent and related property rights, and such other costs, Taxes or reimbursements as may be necessary or required by law.
       When there are two or more inventors, each inventor shall share equally in the inventor's share of royalties, unless all inventors previously have agreed in writing to a different distribution of such share.
       Distribution of the inventor's share shall be made annually in February from the amount received during the penultimate calendar year. In the event of any litigation, actual or imminent, or any other action to protect patent rights, the University may withhold distribution and impound royalties until resolution of the matter.
D. In the disposition of any net income accruing to the University from patents, first consideration shall be given to the support of research.

              III. PATENT RESPONSIBILITIES AND ADMINISTRATION

A. Pursuant to Standing Order 100.4(gg), the President has responsibility for all matters relating to patents in which the University of California is in any way concerned.
B. The President is advised on such matters by the Intellectual Property Advisory Council (IPAC), which is chaired by the Senior Vice President-Academic Affairs. The membership of IPAC includes representatives from campuses, Agriculture and Natural Resources, the Department of Energy Laboratories, and the Director of the Patent, Trademark, and Copyright Office. IPAC is responsible for:
   1. reviewing and proposing University policy on intellectual property matters including patents, copyrights, trademarks, and tangible research products;
   2. reviewing proposed exceptions to established policies; and
   3. advising the President on related matters as requested.
C. The Senior Vice President-Administration is responsible for implementation of this Policy, including the following:
   1. Evaluating inventions and discoveries for patentability, as well as scientific merit and practical application, and requesting the filing and prosecution of patent applications.
   2. Evaluating the patent or analogous property rights or equities held by the University in an invention, and negotiating agreements with cooperating organizations, if any, with respect to such rights or equities.
   3. Negotiating licenses and license option agreements with other parties concerning patent and/or analogous property rights held by the University.
   4. Directing and arranging for the collection and appropriate distribution of royalties and fees.
   5. Assisting University officers in negotiating agreements with cooperating organizations concerning prospective rights to patentable inventions or discoveries made as a result of research carried out under grants, contracts, or other agreements to be funded in whole or in part by such cooperating organizations, and negotiating with Federal agencies regarding the disposition of patent rights.
   6. Recommending to the President appropriate action on exemptions from the agreement to assign inventions and patents to the University as required by Section II. A. above.
                                                         Revised April 16, 1990

                                    EXHIBIT C

            NORTH CAROLINA COMMERCE AND BUSINESS CODE SECTION 66-57.1

Section 66-57.1  Employee's right to certain inventions

     Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or
(ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.


                       CALIFORNIA LABOR CODE SECTION 2870

Section 2870 Employment agreements; assignment of rights

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

          (2)  Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                    EXHIBIT D

                         LIST OF ALL EXISTING INVENTIONS



TRIANGLE PHARMACEUTICALS, INC.
1829 E. Franklin Street
Building 1000, Suite 1005
Chapel Hill, NC 27514

Gentlemen:

          1. The following is a complete list of Inventions relevant to the performance of consulting services for Triangle Pharmaceuticals, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to the execution of the Company's Consulting Services Agreement (the "Agreement") that I desire to clarify are not subject to the Agreement.

          No Inventions
--------


   X      See below
-------





   X      Additional sheets attached
-------



                                   /s/ Dennis Carlson
                                   ------------------------------------
                                   Consultant

                                       D-1
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                                     [*]


* Confidential Treatment Requested

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                                     [*]


* Confidential Treatment Requested